Exhibit 99.1

   AMIS Holdings, Inc. Reports First Quarter 2006 Financial Results

    POCATELLO, Idaho--(BUSINESS WIRE)--April 27, 2006--AMIS Holdings, Inc. (NASDAQ: AMIS)

    --  Record Six-Month Backlog; up 24 percent sequentially

    --  GAAP EPS $0.09

    --  Non-GAAP EPS of $0.15, including stock compensation expense

    AMIS Holdings, Inc. (NASDAQ: AMIS), parent company of AMI
Semiconductor (the Company), a leader in the design and manufacture of integrated mixed-signal solutions, today reported its financial results for the first quarter ended April 1, 2006.

    Financial Results

    First quarter 2006 revenue was $138.6 million, a decrease of one percent sequentially but an increase of 20 percent compared to the first quarter of 2005. First quarter 2005 revenue did not include revenues from the recently acquired Flextronics business. Gross margin for first quarter 2006 was 45.5 percent, up 140 basis points sequentially and decreased 90 basis points year over year.
    Operating margin was 9.3 percent in first quarter 2006, which was down 170 basis points sequentially and down 370 basis points from the first quarter of 2005. On a non-GAAP basis excluding amortization of acquisition-related intangibles and restructuring charges, operating margin for first quarter 2006 was 13.8 percent, which was down 290 basis points sequentially and down 50 basis points year over year. The Company began expensing stock options in the first quarter of 2006 and first quarter GAAP and non-GAAP operating margin include $1.8 million of stock-based compensation expense. Excluding stock-based compensation expense, non-GAAP operating margin was 15.1 percent.
    GAAP net income for first quarter 2006 was $8.4 million, or $0.09 per diluted share, compared to a net loss of $11.1 million or $0.13 per diluted share for the same period in 2005. First quarter 2005 net loss includes pre-tax charges of $34.8 million related to refinancing of debt. Non-GAAP net income for first quarter 2006 was $13.3 million or $0.15 per diluted share, which compares to $10.6 million or $0.12 per diluted share in first quarter 2005. First quarter 2005 and 2006 non-GAAP net income exclude amortization of acquisition-related intangibles and restructuring charges, net of tax effects. First quarter 2005 non-GAAP net income also excludes charges related to refinancing of debt. 2006 GAAP and non-GAAP earnings per share include stock-based compensation expense of $0.01 per diluted share. First quarter 2006 non-GAAP earnings per share excluding stock-based compensation expense was $0.16 per diluted share.
    "During the first quarter we exceeded our revenue target, continued to make progress on our operational objectives and exited the quarter with record backlog," stated Christine King, president and chief executive officer. "While I'm pleased with our progress in each of these areas, our focus remains on execution, including returning our test operation to its operating capability prior to its relocation, preparing for the closure of our 4 inch fab in Belgium, increasing our ability to convert designs to production more quickly, and successfully integrating the acquired Flextronics business."
    The Company generated operating cash flow during the quarter of $10.1 million, bringing cash at the end of the quarter to $102.9 million, a sequential increase of $6.2 million. Capital expenditures during first quarter 2006 were $7.8 million.

    Business Outlook

    "We anticipate growing revenues during the June quarter due primarily to strength in our mixed signal business driven by new product introductions, end market strength in the European automotive market, run rates with medical customers returning to more historical levels, and broad based strength in the industrial market," said David Henry, senior vice president and chief financial officer. "However, during the second quarter, we expect gross and operating margins to remain at moderate levels because of continuing inefficiencies in our back end operations resulting from the recently completed relocation of these operations and higher spending for customer development programs. Our outlook for the second quarter of 2006 is as follows:

    --  Revenue is expected to increase 4 percent sequentially,

    -- Gross margin is expected to be in the range of 44 to 45 percent,

    -- On a non-GAAP basis, operating margin is expected to be in the range of 14.5 to 15 percent,

    --  Effective tax rate is expected to be 15 percent,

    -- Non-GAAP diluted earnings per share is expected to be approximately $0.16,

    -- Stock compensation expense is expected to reduce our operating margin by 150 basis points and GAAP and non-GAAP diluted earnings per share by approximately $0.01,

    -- Full year capital expenditures are expected to remain at approximately eight percent of annual revenues, due primarily to increased capacity requirements in our wafer fabs,

    -- Depreciation and amortization is expected to be about $15.0 million."

    Conference Call and Webcast Information

    Christine King, president and CEO, and David Henry, senior vice president and CFO, will host a conference call on April 27, 2006 at 5 p.m. ET, to discuss the Company's first quarter financial results and its updated business outlook. Details on how to connect to the conference call or the web simulcast are available under the investor relations section of the Company's web site at http://www.amis.com/investor_relations. A webcast replay will be available at that same location until close of business May 11, 2006.

    About AMI Semiconductor

    AMI Semiconductor (AMIS) is a leader in the design and manufacture of silicon solutions for the real world. As a widely recognized innovator in state-of-the-art integrated mixed-signal products and structured digital products, AMIS is committed to providing customers with the optimal value, quickest time-to-market semiconductor solutions. Offering unparalleled manufacturing flexibility and dedication to customer service, AMI Semiconductor operates globally with headquarters in Pocatello, Idaho, European corporate offices in Oudenaarde, Belgium, and a network of sales and design centers located in the key markets of the United States, Europe and the Asia Pacific region.

    Forward Looking Statements

    Statements in this press release other than statements of historical fact are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the expectation that during the second quarter the Company's revenues will grow and that gross and operating margins will remain at moderate levels, and guidance on first quarter 2006 revenue, gross margin, non-GAAP operating margin, effective tax rate, non-GAAP earnings per share, stock compensation expense, capital expenditures, and depreciation and amortization. These forward-looking statements involve risks and uncertainties that could cause the actual results to differ materially from those anticipated by these forward-looking statements. These risks include the availability of required capacity at our key subcontractors, manufacturing underutilization, changes in the conditions affecting our target markets, fluctuations in customer demand, timing and success of new products, competitive conditions in the semiconductor industry, failure to successfully integrate the recently-acquired Flextronics business, loss of key personnel, general economic and political uncertainty, conditions in the semiconductor industry, and other risks and uncertainties identified in reports filed from time to time by the Company with the Securities and Exchange Commission, including its most recent Form 10-Q and Annual Report on Form 10-K. The Company does not intend to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.


                          AMIS Holdings, Inc.
            Condensed Consolidated Statements of Operations
                       (In millions - Unaudited)

                                                Three Months Ended
                                            --------------------------
                                              April 1,      April 2,
                                                2006         2005
                                            ------------- ------------

Revenue                                           $138.6       $115.9
Cost of revenue                                     75.6         62.1
                                            ------------- ------------
Gross profit                                        63.0         53.8

Operating expenses:
  Research & development                            24.1         21.0
  Selling, general and administrative               19.8         16.2
  Amortization of acquisition-related
   intangibles                                       4.1          1.2
  Restructuring and impairment charges               2.1          0.3
                                            ------------- ------------
                                                    50.1         38.7
                                            ------------- ------------

Operating income                                    12.9         15.1

Non-operating expenses, net                          4.2         39.4
                                            ------------- ------------

Income (loss) before income taxes                    8.7        (24.3)
Provision (benefit) for income taxes                 0.3        (13.2)
                                            ------------- ------------
Net income (loss)                                   $8.4       $(11.1)
                                            ============= ============

Earnings (loss) per share
  Basic                                            $0.10       $(0.13)
  Diluted                                          $0.09       $(0.13)

Weighted average shares
  Basic                                             86.7         85.2
  Diluted                                           89.1         85.2

Key Ratios & Information:
--------------------------------------------

Gross margin                                        45.5%        46.4%
Operating margin                                     9.3%        13.0%

                          AMIS Holdings, Inc.
    Reconciliation of Operating Income to Non-GAAP Operating Income
                       (In millions - Unaudited)

                                                Three Months Ended
                                            --------------------------
                                               April 1,      April 2,
                                                 2006         2005
                                            ------------- ------------
Operating income                                   $12.9        $15.1
Adjustments to reconcile operating income
 to non-GAAP operating income:
     Amortization of acquisition-related
      intangible assets                              4.1          1.2
     Restructuring and impairment charges            2.1          0.3
                                            ------------- ------------
Non-GAAP operating income                          $19.1        $16.6
                                            ============= ============

                          AMIS Holdings, Inc.
      Reconciliation of Net Income (Loss) to Non-GAAP Net Income
                       (In millions - Unaudited)

                                                Three Months Ended
                                            --------------------------
                                              April 1,      April 2,
                                                2006          2005
                                            ------------- ------------
Net income (loss)                                   $8.4       $(11.1)
Adjustments to reconcile net income (loss)
 to non-GAAP net income:
     Amortization of acquisition-related
      intangible assets                              4.1          1.2
     Restructuring and impairment charges            2.1          0.3
     Costs associated with the tender of 10
      3/4% notes                                       -         28.0
     Write-off of deferred financing and
      other costs                                      -          6.8
     Related tax effects                            (1.3)       (14.6)
                                            ------------- ------------
Non-GAAP net income                                $13.3        $10.6
                                            ============= ============


                          AMIS Holdings, Inc.
       Non-GAAP Condensed Consolidated Statements of Operations
                       (In millions - Unaudited)

                                                Three Months Ended
                                            --------------------------
                                              April 1,      April 2,
                                                2006          2005
                                            ------------- ------------

Revenue                                           $138.6       $115.9
Cost of revenue                                     75.6         62.1
                                            ------------- ------------
Gross profit                                        63.0         53.8

Operating expenses:
  Research & development                            24.1         21.0
  Selling, general and administrative               19.8         16.2
                                            ------------- ------------
                                                    43.9         37.2
                                            ------------- ------------

Non-GAAP operating income                           19.1         16.6

Non-operating expenses, net                          4.2          4.6
                                            ------------- ------------

Income before income taxes                          14.9         12.0
Provision for income taxes                           1.6          1.4
                                            ------------- ------------
Non-GAAP net income                                $13.3        $10.6
                                            ============= ============

Non-GAAP earnings per share
  Basic                                            $0.15        $0.12
  Diluted                                          $0.15        $0.12

Weighted average shares
  Basic                                             86.7         85.2
  Diluted                                           89.1         85.2

Key Ratios
--------------------------------------------

Non-GAAP gross margin                               45.5%        46.4%
Non-GAAP operating margin                           13.8%        14.3%

Non-GAAP condensed consolidated statements of operations are presented because we use them as an additional measure of our operating performance and we believe that these excluded charges enhance comparability between current and prior periods. For the first quarter 2006 only, the reported GAAP and non-GAAP numbers include stock compensation expense of $1.8 million, or $.01 per diluted share. Non-GAAP net income and non-GAAP earnings per share should not be considered as alternatives to net income, earnings per share or other consolidated operations data prepared in accordance with accounting principles generally accepted in the United States of America, as indicators of our operating performance or as a measure of liquidity.

                          AMIS Holdings, Inc.
                 Condensed Consolidated Balance Sheets
                             (In Millions)

                                              April 1,    December 31,
                                               2006          2005
                                            (unaudited)
                                           -------------- ------------
Assets
-------------------------------------------
Current assets:
    Cash and cash equivalents                     $102.9        $96.7
    Accounts receivable, net                       101.8         99.9
    Inventories                                     72.2         64.3
    Deferred tax assets                              3.9          4.5
    Prepaid expenses and other current
     assets                                         29.2         31.7
                                           -------------- ------------
Total current assets                               310.0        297.1

Property, plant and equipment, net                 202.2        203.8
Goodwill, net                                       82.3         72.6
Other intangibles, net                              89.8         92.5
Deferred tax assets                                 52.5         50.3
Other long-term assets                              21.5         23.4
                                           -------------- ------------

Total assets                                      $758.3       $739.7
                                           ============== ============

Liabilities and Stockholders' Equity
Current liabilities:
    Current portion of long-term debt               $3.2         $3.2
    Accounts payable                                44.1         48.8
    Accrued expenses                                61.4         62.7
    Foreign deferred tax liability                   1.9          2.7
    Income taxes payable                             0.8          0.7
                                           -------------- ------------
Total current liabilities                          111.4        118.1

Long-term debt, less current portion               313.9        314.7
Other long-term liabilities                          7.9          8.2
                                           -------------- ------------
Total liabilities                                  433.2        441.0

Stockholder's equity:
Common stock                                         0.9          0.9
Additional paid-in capital                         546.0        534.4
Accumulated deficit                               (241.6)      (250.0)
Deferred stock-based compensation                      -         (0.2)
Accumulated other comprehensive income              19.8         13.6
                                           -------------- ------------
Total stockholders' equity                         325.1        298.7

Total liabilities and stockholders' equity        $758.3       $739.7
                                           ============== ============

                          AMIS Holdings, Inc.
            Condensed Consolidated Statements of Cash Flows
                             (In Millions)

                                                 Three Months Ended:
                                               -----------------------
                                                April 1,    April 2,
                                                  2006        2005
                                               (unaudited) (unaudited)
                                               ----------- -----------

Cash flows from operating activities
Net income (loss)                                    $8.4      $(11.1)
Adjustments to reconcile net income (loss)
 to net cash provided by operating activities:
   Depreciation and amortization                     14.7        12.0
   Write-off of deferred financing costs                -         6.8
   Amortization of deferred financing costs           0.2         0.3
   Stock-based compensation expense                   1.8         0.1
   Benefit from deferred income taxes                (1.9)      (14.7)
   Loss on disposition of property, plant and
    equipment                                         0.1           -
   Noncash impact of change in value of
    derivative                                        0.2           -
   Changes in operating assets and liabilities:
       Accounts receivable                           (0.6)        2.1
       Inventories                                   (6.7)       (2.8)
       Prepaid expenses and other assets              0.6         5.4
       Accounts payable and other accrued
        expenses                                     (6.7)      (14.6)
                                               ----------- -----------
Net cash provided by (used in) operating
 activities                                          10.1       (16.5)
Cash flows from investing activities
     Purchases of property, plant and equipment      (7.8)       (3.7)
     Change in restricted cash                          -        (1.5)
     Change in other assets                           1.8        (5.0)
                                               ----------- -----------
Net cash used in investing activities                (6.0)      (10.2)
Cash flows from financing activities
     Payments on long-term debt                      (0.8)     (253.5)
     Proceeds from bank borrowings                      -       210.0
     Deferred financing costs                           -        (2.7)
     Proceeds from derivative                         0.6           -
     Proceeds from exercise of stock options          1.3         1.8
                                               ----------- -----------
Net cash provided by (used in) financing
 activities                                           1.1       (44.4)
Effect of exchange rate changes on cash and
 cash equivalents                                     1.0        (3.3)
                                               ----------- -----------
Net increase (decrease) in cash and cash
 equivalents                                          6.2       (74.4)
Cash and cash equivalents at beginning of
 period                                              96.7       161.7
                                               ----------- -----------
Cash and cash equivalents at end of period         $102.9       $87.3
                                               =========== ===========




    CONTACT: AMI Semiconductor
             Investor Relations:
             Wade Olsen, 208-234-6045
             wade_olsen@amis.com
             or
             Media Relations:
             Tamera Drake, 208-234-6890
             tamera_drake@amis.com